EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
XTRA FINANCE CORPORATION
I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
FIRST.
The name of the corporation is XTRA Finance Corporation (the “Corporation”).
SECOND.
     The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH.
The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares. All such shares are to be Common Stock, having a par value of $0.01 per share, and are to be of one class.
FIFTH.
The name and mailing address of the incorporator is Kate Cregor, 355 South Grand Avenue, Los Angeles, California 90071.
SIXTH.
Unless and except to the extent that the by-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH.
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.
EIGHTH.
A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
NINTH.
The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
          The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated therein are true.
Dated: March 5, 2007

/s/ Kate Cregor
Kate Cregor
Incorporator